Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Numbers 333-203037 and 333-258107) and Form S-3 (Registration Numbers 333-278360 and 333-254846) of our report dated April 1, 2025, relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Ultralife Corporation appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

Our report dated April 1, 2025, on the effectiveness of internal control over financial reporting as of December 31, 2024, expressed an opinion that Ultralife Corporation had not maintained effective internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission of 2013.

/s/ Freed Maxick P.C. (f/k/a Freed Maxick CPAs, P.C.)

Rochester, New York

April 1, 2025